NEWS RELEASE

Contact:	Douglas Kessler COO and Head of Acquisitions (972) 490-9600	Tripp Sullivan Corporate Communications, Inc. (615) 254-3376

ASHFORD HOSPITALITY TRUST ACQUIRES $15 MILLION
PARTICIPATION LOAN ON DENVER HOTEL

Transaction Highlights:

•	$15 Million Junior Participation Secured by Adam’s Mark Hotel in Denver CBD

•	Joins $80 Million Senior Participation Held by Wachovia Bank, N.A.

•	Rate of LIBOR plus 900 with 3.9 times coverage

DALLAS — (January 26, 2004) — Ashford Hospitality Trust, Inc. (NYSE: AHT) today announced it has acquired from Wachovia Bank, N.A. a $15 million junior participation in a $95 million first mortgage secured by the Adam’s Mark Hotel complex in Denver, Colorado.

The interest rate on the loan is 900 basis points over LIBOR, generating an initial unleveraged yield to Ashford in excess of 10%. The loan matures in January 2006, and provides for three one-year extension options, subject to certain conditions. Payment terms under the first mortgage provide for interest only for the first two years, with amortization during the extension periods based on a 25-year schedule. The loan locks out prepayment before November 2004, and thereafter may be prepaid subject to decreasing prepayment premiums until August 2005, when no prepayment premium is payable.

The $15 million junior participation was acquired at par less a 0.5% origination fee credit by Ashford from Wachovia Bank, N.A., originator of the $95 million first mortgage loan. Wachovia retains an $80 million senior participation in the first mortgage. Based on trailing 12-month net operating income from the property, the debt service coverage ratio at closing is approximately 3.9x for the entire first mortgage.

Acquired by St. Louis-based HBE Corporation in 1996 and subsequently renovated, the property includes a 1,225-guestroom, full service hotel complex consisting of a 21-story tower and 8-story hotel plaza, and an attached 4-story, 40,000-square-foot office building. The Adam’s Mark Hotel, within Denver’s Central Business District, is situated adjacent to Denver’s popular 16th Street Mall and four blocks from the Colorado Convention Center, which is undergoing an expansion. With over 133,000 square feet of meeting space and six restaurants, the hotel is primarily dependent upon group demand generated by its in-house meeting space and to a lesser extent from the convention center. The two buildings underwent extensive renovation in 1996 with a majority of building systems replaced and new square footage added. The Tower is

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AHT Acquires $15 Million First Mortgage Participation

January 26, 2004

scheduled to complete cosmetic guestroom renovations in 2004. The complex is managed by a subsidiary of HBE Corporation.

Commenting on the announcement, Monty J. Bennett, President and CEO of Ashford Hospitality Trust, stated, “The benefit of our hotel investment strategy is that it can navigate the inevitable cycles of the hotel industry and secure assets with attractive returns. At well under half of replacement cost, our investment level provides a very attractive initial yield and debt service coverage while positioning us at 55% to 65% of the asset’s capital structure. We expect the hotel to benefit from planned capital improvements and a continued focus on the value-oriented group segment as Denver’s convention center expansion nears completion.

“This investment highlights the value proposition we offer to lenders with our ability to invest in mezzanine and first mortgage loans. Wachovia is a leading hotel lender with a nationwide presence, and we are excited to join with them in this transaction. With over $500 million of lending and buying power at our disposal, we are quickly becoming known as a premier capital provider to the lodging industry.”

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Ashford Hospitality Trust is a self-administered real estate investment trust focused exclusively on investing in the hospitality industry across all segments and at all levels of the capital structure, including direct hotel investments, first mortgages, mezzanine loans and sale-leaseback transactions. Additional information can be found on the Company’s web site at www.ahtreit.com.

Certain statements and assumptions in this press release contain or are based upon “forward-looking” information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties. When we use the words “will likely result,” “may,” “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend,” or similar expressions, we intend to identify forward-looking statements. Such forward-looking statements include, but are not limited to, the impact of the transaction on our business and future financial condition, our business and investment strategy; our understanding of our competition and current market trends and opportunities and projected capital expenditures. Such statements are subject to numerous assumptions and uncertainties, many of which are outside Ashford’s control.

These forward-looking statements are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially from those anticipated, including, without limitation: general volatility of the capital markets and the market price of our common stock; changes in our business or investment strategy; availability, terms and deployment of capital; availability of qualified personnel; changes in our industry and the market in which we operate, interest rates or the general economy; and the degree and nature of our competition. These and other risk factors are more fully discussed in the section entitled “Risk Factors” in Ashford’s Registration Statement on Form S-11, as amended (File Number 333-105277), and from time to time, in Ashford’s other filings with the Securities and Exchange Commission.

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AHT Acquires $15 Million First Mortgage Participation

January 26, 2004

The forward-looking statements included in this press release are only made as of the date of this press release. Investors should not place undue reliance on these forward-looking statements. We are not obligated to publicly update or revise any forward-looking statements, whether as a result of new information, future events or circumstances, changes in expectations or otherwise.

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